Exhibit 10.1
CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE
     This Confidential Settlement Agreement and General Release is made and entered into on this 21st day of July 2006 (the “Effective Date”), by and between Carl J. Landeck, on behalf of himself, his heirs, executors, administrators, successors and/or assigns (hereinafter collectively referred to as “LANDECK”), and Bally Total Fitness Holding Corporation, on behalf of itself, its subsidiaries, affiliates, predecessors, insurers, attorneys, successors, assigns; and their directors, officers, employees, and agents (hereinafter collectively referred to as the “COMPANY” or “BALLY”).
     WHEREAS, LANDECK was employed by the COMPANY under the title of Senior Vice President and Chief Financial Officer of BALLY between March 26, 2005 and April 13, 2006; and
     WHEREAS, LANDECK and the COMPANY entered into an Employment Agreement dated March 28, 2005 (attached hereto as Exhibit A); and
     WHEREAS, LANDECK’S employment with the COMPANY terminated on April 13, 2006 (the “Termination Date”); and
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:
Payment to LANDECK
     1. The COMPANY shall pay LANDECK the lump sum of Seven Hundred Thousand Dollars ($700,000) in severance, less required deductions for state and federal withholding, to LANDECK on or about the first business day following the passage of six (6) months from the Termination Date (i.e. on or about October 16, 2006).

     2. The COMPANY shall pay LANDECK an additional lump sum amount of Fifteen Thousand Dollars ($15,000) to cover the cost of various health insurance premium payments under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), which shall be provided to LANDECK on or about the first business day following the passage of six (6) months from the Termination Date (i.e. on or about October 16, 2006).
     3. Upon execution of this Agreement, LANDECK shall immediately vest in all equity positions with the exception of 23,000 options granted on November 29, 2005 at the strike price of $7.01. This includes immediate vesting of all non-qualified stock options (with the exception of the 23,000 options granted on November 29, 2005 at the strike price of $7.01) and the tendering of all restricted stock with all restrictions removed so that LANDECK may sell such stock immediately, subject only to those restrictions imposed by law. LANDECK’S exercise period for all option positions shall be extended to ninety (90) days following the Termination Date, and further extended an additional ninety (90) days until October 10, 2006.
     4. The COMPANY shall pay LANDECK’s legal fees relating to the negotiations leading up to this Agreement up to a maximum of Twenty Thousand Dollars ($20,000.00), as rendered and invoiced by the law firm of McMoran, O’Connor & Bramley, and supported by documentation of the applicable fees and amount of time spent on all applicable dates. Such fees shall be paid directly to the law firm on or about the first business day following the passage of six (6) months from the Termination Date (i.e. on or about October 16, 2006), it being understood that an IRS 1099 form relating to such payment shall be issued to both Landeck and the law firm.

Release to the COMPANY
     5. In exchange for the consideration provided pursuant to this Agreement, LANDECK hereby releases the COMPANY and any and all of its predecessors, successors, parents, affiliates and subsidiaries, and its or their present and former officers, directors, agent, employees, and shareholders, and the various benefit plans, committees, trustees, fiduciaries, and trusts from any and all claims or causes of action he may have or claim to have against the COMPANY including any claims arising out of or relating in any way to his employment with the COMPANY and/or the termination of that employment. The claims released include, but are not limited to: (a) all statutory claims including claims arising under the New York Human Rights Law, N.Y. Exec. Law § 290, et seq., the New York City Human Rights Law, the New York City Administrative Code § 8-101, et seq., the New York State Labor Law, the Illinois Revised Statutes, the Illinois Human Rights Act, Illinois Public Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Sarbanes-Oxley Act of 2002, and the Family and Medical Leave Act; (b) all claims arising under the United States, New York, or Illinois Constitutions, or any Executive Order, or derived from or based upon any federal or state regulations; (c) all common law claims including claims for wrongful discharge, violation of public policy, breach of an express or implied contract, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, conspiracy, tortuous interference with contract or prospective economic advantage, promissory estoppel, equitable estoppel, fraud, misrepresentations, detrimental reliance, retaliation, and negligence; (d) all claims for any compensation including back wages, front pay, bonuses or awards, commissions, fringe benefits, car allowance, car expenses, disability benefits, severance benefits, reinstatements, retroactive seniority, pension benefits, profit-sharing, contributions to 401(k) plans, or any other form of economic loss; (e) all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, interest, liquidated damages, and punitive damages; and (f) all claims for costs and attorneys’ fees.
     Notwithstanding the foregoing, nothing in this Paragraph 5 is intended, nor shall be construed, to release any future claims arising after the date of execution of this Agreement or to limit any existing right or vested benefits which LANDECK may possess in accordance with the terms of any of the COMPANY’S welfare benefit plans or pension plans in which LANDECK is a participant.
     LANDECK further represents that he will not provide information concerning the COMPANY or his employment at the COMPANY to any person involved in any threatened or actual claims against the COMPANY. Further, except concerning any Securities and Exchange Commission or Department of Justice proceeding, LANDECK will not testify in any proceedings or participate in any manner in proceedings against the COMPANY absent a lawful subpoena and will not testify concerning the terms of this Agreement, including the negotiations leading up to this Agreement, absent a court order compelling such testimony. LANDECK further agrees to notify the COMPANY, through Bally’s General Counsel, that he is served with any subpoena relating to his employment at the COMPANY.
No Other Charges or Complaints
     6. The COMPANY represents that as of the Effective Date it has no knowledge of any grounds on which to file any complaint, charge or lawsuit against LANDECK with any government agency or any court, and that it has not filed any complaint, charge or lawsuit against LANDECK with any government agency or any court. The COMPANY further represents that it will not do so at any time hereafter in connection with any known claims based on any event preceding the execution of this Agreement, including any claim related to LANDECK’s employment, termination or association with the COMPANY.
Indemnification
     7. LANDECK shall be indemnified in accordance with the COMPANY’s charter and by-laws.
Non-Disparagement
     8. LANDECK agrees not to make any statements to, or engage in any conduct in the presence of: (i) any media (broadcast, print or internet); (ii) any current or former employees of the COMPANY; or (iii) any current, former or prospective Company customer, business associate, vendor, consultant, financial institution, accountant, investor, shareholder, bondholder, investment banker or any other person or entity, if such statement or conduct may reasonably be expected to have the effect of disparaging the COMPANY or its current or former directors, officers or employees.. Notwithstanding the foregoing, nothing in this Section shall prohibit LANDECK from making truthful statements when required by order of a court or other governmental body having jurisdiction.
     9. The COMPANY further agrees that no officer or director shall make any statement or engage in any conduct in the presence of any third party, if such conduct may reasonably be expected to have the effect of disparaging LANDECK. Notwithstanding the foregoing, nothing in this Section shall prohibit the COMPANY from making any truthful statements when required by order of a court or other governmental body having jurisdiction.

Non-Admission of Liability
     10. This Settlement Agreement and General Release shall not constitute and shall not be considered an admission or acknowledgment of any wrongdoing or liability by LANDECK and/or the COMPANY, the same being expressly denied.
Non Disclosure
     11. Unless the COMPANY publicly discloses the terms of this Agreement, LANDECK agrees that the existence, terms and content of this General Release and Settlement Agreement shall be and remain confidential and shall not be disclosed to any other person, corporation or organization, except: (i) members of LANDECK’s immediate family, and LANDECK’s accountant(s) and attorney(s) (all of whom shall be directed to refrain from disclosing the existence, terms and content of this Agreement); (ii) the Internal Revenue Service and/or applicable state agency, and any applicable courts or administrative agencies as necessary in connection with tax returns, tax audits or other requests for information from such agencies; or (iii) as required by law or the rules and regulations of the Securities and Exchange Commission in connection with that agency’s inquiries into actions by the COMPANY or LANDECK. LANDECK represents to the COMPANY that to date he has not disclosed the terms or content of this General Release and Settlement Agreement to any other person. LANDECK shall be liable for any breach to the extent of any damages proven and/or sustained by BALLY, and BALLY further shall be entitled to injunctive relief based on any breach of this provision, it being understood and agreed that the COMPANY may seek to proceed to expedited arbitration based on an alleged breach of this provision.

No Other Consideration
     12. LANDECK and the COMPANY agree that the only consideration they have received for executing this Agreement is the consideration set forth herein; that no promise, inducement, threat, agreement or understanding of any kind or description has been made with them or to them or their attorneys to cause them to enter into this Agreement other than as expressly set forth herein; and that they neither are entitled to nor will seek any further or additional consideration.
Delay in Payments Under Agreement
     13. Any payments due LANDECK under this Agreement which are not made in a timely manner within ten (10) days of any due date in this Agreement shall accrue interest at a rate of prime plus 3%, prime being determined at the prime interest reported in The Wall Street Journal on the date the payments were first due.
Breach and/or Enforcement of Agreement
     14. Any disputes relating to enforcement and/or breach of this Agreement shall be resolved through binding arbitration held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association and the prevailing party shall be entitled to costs and reasonable attorneys’ fees based on the action.
Cooperation
     15. LANDECK will assist and cooperate with the COMPANY in connection with the defense or prosecution of any claims made against or by the COMPANY or in connection with any ongoing or future investigation or dispute or claim of any kind involving the COMPANY, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent that the COMPANY believes that

LANDECK’S testimony is relevant to the proceeding. LANDECK will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph. In seeking LANDECK’S cooperation and assistance, the COMPANY will reasonably accommodate his other personal and business obligations and responsibilities. In addition, subject to the COMPANY’S prior authorization not to be unreasonably withheld, the COMPANY will reimburse LANDECK for reasonable out-of-pocket expenses he incurs while fulfilling his responsibilities under this Paragraph 16, including any costs associated with legal representation.
Voluntary Agreement
     16. The parties have carefully read and fully understand all the provisions of this Agreement. The parties are voluntarily executing this Agreement. The parties acknowledge that they have had the opportunity to obtain the advice of counsel, that they have done so to the extent desired, and that they have had sufficient time to consider the Agreement and its ramifications without coercion or intimidation before executing it.
Entire Agreement
     17. This Agreement contains the entire understanding of the parties and shall supersede all other oral or written agreements or understandings between the parties, including but not limited to, the March 28, 2005 Employment Agreement, as amended (“Employment Agreement”) with the exception of Section 5(a)(i) and (iii) and 5(b) of the Employment Agreement, the terms of which are incorporated herein. This Agreement shall not be modified, altered or changed except upon the express written consent of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respect heirs, legatees, representatives, successors, and assigns. No party may assign this Agreement or any of the rights or obligations hereunder, in whole or in part, without the written consent of the parties.
Non-Assignment
     18. Each of the parties to this Agreement warrants that such party has not assigned, conveyed or transferred any claim, right or cause of action of any kind that the party has or may have in connection with, relating to or arising out of any fact, allegation or matter which was or could have been raised or settled in this Agreement.
Construction
     19. Each party to this Agreement has cooperated in the preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.
Effectuation
     20. Each of the parties to this Agreement agrees to execute any and all additional documents necessary to effectuate the intent and purpose of this Agreement.
Binding Agreement
     21. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and the heirs, executors, conservators, attorneys, administrators, successors and assigns of each of such parties. Each of the parties to this Agreement represents and warrants that the party’s own execution and performance of this Agreement does not violate any agreement, court order or other covenant or restriction binding upon that party.
Choice of Law
     22. This Agreement shall be interpreted in accordance with the laws of the State of Illinois.

Severability
     23. If any provision of this agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement. Notwithstanding the foregoing, LANDECK agrees that he shall not at any time attempt to challenge the enforceability of the release, as set forth in Section 5 of this Agreement, or any other portion of this Agreement. The waiver by any party of a breach or violation of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent or continuing breach thereof.
Compliance with Section 409A
     24. It is intended that any amounts payable under this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject LANDECK to the payment of any tax penalty or interest which may be imposed under Section 409A of the Code (“409A Penalties”), and the Agreement shall be interpreted in accordance with such intent. In the event the COMPANY and LANDECK determine that this Agreement would subject LANDECK to 409A Penalties, the COMPANY and LANDECK shall cooperate in all reasonable respects to amend the terms of the Agreement, in accordance with Paragraph 15 hereof, to avoid such 409A Penalties insofar as possible, while preserving the intended benefits provided under this Agreement, except that LANDECK shall be solely and exclusively responsible for any 409A Penalties.
Compliance With Older Workers’ Benefit Protection Act
     25. LANDECK shall have twenty-one (21) days in which to review this Agreement and have it reviewed by an attorney, it being understood that, at his option, LANDECK shall have the right to execute the Agreement prior to that date. It is also understood and agreed that LANDECK shall be bound by the Agreement if not revoked within seven (7) days after execution of the Agreement. LANDECK understands and agrees that he is being provided with consideration greater than that to which he is entitled, and it is further understood and agreed that, by this Agreement, neither LANDECK nor the COMPANY is waiving any rights that may arise after entering into this Agreement. LANDECK also has been advised of his right to consult with legal counsel prior to executing a copy of this Agreement.
     LANDECK AND THE COMPANY REPRESENT THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE HAD SUFFICIENT OPPORTUNITY TO REVIEW AND DISCUSS THIS AGREEMENT WITH AN ATTORNEY; THAT THEY HAVE BEEN GIVEN A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER THE AGREEMENT BEFORE SIGNING IT; AND THAT THEY ARE VOLUNTARILY SIGNING THE AGREEMENT WITHOUT ANY DURESS OR COERCION.

     IN WITNESS WHEREOF, the parties have executed this Confidential Settlement Agreement and General Release on the date first above written.

/s/ Carl J. Landeck		Date: July 21, 2006

CARL J. LANDECK

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ Harold Morgan	Date: August 1, 2006

Harold Morgan